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       25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01581
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                                           August 31, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

  Re:   New England Power Company and New England Electric
        System File No. 70-9347

Dear Commissioners:

   New England Power Company (NEP) and New England Electric System (NEES) filed an Application/Declaration on Form U-1 on August 21, 1998, relating to a proposed buyback of up to five million shares of NEP common stock from NEES at the then book value.

   It is my opinion that NEP is a duly organized corporation under the laws of The Commonwealth of Massachusetts; that NEP has the corporate authority and has been duly authorized by its board of directors to repurchase from time to time not exceeding five million shares of its common stock at the then book value from NEES; that NEES is a voluntary association duly created in The Commonwealth of Massachusetts under an Agreement and Declaration of Trust dated as of January 2, 1926, as amended; that the Trustee of NEES, State Street Bank and Trust Company, has power, with the consent and the direction of the NEES Board of Directors, to sell securities NEES holds; and that the Board of Directors of NEES has authorized the proposed purchase of up to five million common shares of NEP from NEP at the then book value. No vote of the shareholders of NEP or NEES is required, nor is the approval of any state or Federal commission necessary to permit NEP or NEES to complete the proposed NEP share buyback, other than your Commission under the Public Utility Holding Company Act of 1935.

   Based upon the foregoing and subject to necessary action by the Commission under the Public Utility Holding Company Act of 1935, it is my opinion that, in the event the proposed transactions are carried out in accordance with the statement on Form U-1, as amended:
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  (a)  All state laws applicable to the proposed transactions will have been complied with;

  (b)  NEP is validly organized and duly existing;

  (c) NEP will legally acquire its own common shares from NEES when the stock certificates are duly delivered to NEP and when the consideration therefor has been received by NEES; and

  (d) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by NEES or NEP or any associate company thereof.

  I hereby consent to the use of this opinion in connection with the statement on Form U-1, as amended, filed with the Securities and Exchange Commission with reference to said transactions.

                           Very truly yours,

                           s/Robert King Wulff

                           Robert King Wulff
                           Corporation Counsel